Exhibit 10.3
PYR ENERGY CORPORATION
FORM OF CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between ___(the “Employee”) and PYR Energy Corporation (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below.
R E C I T A L S
     A. ___is currently employed by the Company.
     B. The Company is considering the possibility of an acquisition by another company or other change of control as a means of enhancing shareholder value. The Board of Directors of the Company (the “Board”) recognizes that such an agreement can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the Change of Control (as defined below) of the Company.
     C. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.
     D. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee’s termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding a Change of Control.
     E. Certain capitalized terms used in the Agreement are defined in Section 5 below.
     The parties hereto agree as follows:
     1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is, and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason other than an Involuntary Termination following a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation except for those payments that may be available in accordance with the Company’s established employee plans and practices or pursuant to other agreements with the Company.

     3. Severance Benefits.
          (a) Involuntary Termination In Connection With a Change of Control. If the Employee’s employment terminates as a result of Involuntary Termination (as defined below) at any time prior to October 30, 2008 following a Change of Control, then the Employee shall be entitled to receive the following severance benefits:
               (1) Severance Payment. A cash payment in an amount equal to ___% of the Employee’s Annual Compensation plus a pro rata payment of the current year bonus award, if a bonus plan is in effect, based on the target bonus for the Employee (the “Severance Payment”);
               (2) Continued Employee Benefits. One hundred percent (100%) Company-paid health, dental and life insurance coverage at the same level of coverage as was provided to the Employee immediately prior to the Termination Date (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Termination Date, such dependents shall also be covered by the Company at the same rate of coverage as was being provided at the Termination Date, and thus, shall be included in the definition of Company-Paid Coverage. Company-Paid Coverage shall continue until the earlier of (i) nine months from the Termination Date or (ii) the date that the Employee and his dependents become covered under another employer’s group health, dental or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “Qualifying Event” for Employee and his dependents shall be the date upon which the Company-paid coverage terminates.
               (3) Timing of Severance Payments. Any severance payment to which Employee is entitled under Section 3(a)(1) or 3(c) (as applicable) shall be paid by the Company to the Employee (or to the Employee’s successor in interest, pursuant to Section 6(b)) in cash and, notwithstanding the limitations of Section 5, in full, not later than five (5) calendar days following the Termination Date, subject to Section 9(f). However, notwithstanding any provision of this Agreement to the contrary, if the Employee is a Specified Employee on the Termination Date and, as a result thereof, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules promulgated thereunder would so require, any such payment will be made on the first day following the date six (6) months after the Termination Date.
          (b) Voluntary Resignation; Termination for Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause as defined in Section 5(b) herein, then the Employee shall not be entitled to receive (i) a Severance Payment, (ii) the Company-Paid Coverage, (iii) the Accrued ORRI Earnings, or (iv) the ORRI assignment, except to the extent that those benefits (if any) are payable under the Company’s then existing option, severance and benefits plans and practices or pursuant to other agreements with the Company.
          (c) Disability or Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee, or the Employee’s estate or heirs in the event of death, shall be entitled to receive (i) a Severance Payment (in accordance with this Section 3), (ii) the Company-Paid Coverage, (iii) the Accrued ORRI Earnings, or (iv) the ORRI Assignment.
          (d) Overriding Royalty Interest. Pursuant to the Participation Agreement dated December 1, 2003, by and among Palace Exploration Company, Zinke & Trumbo, Inc., The Oxford Oil Company, and the Company concerning the Cumberland, Mallard and Pintail Prospects (the “Participation Agreement”), the Company reserved an overriding royalty interest (“ORRI”) of three percent (3%) of the Leases (as defined in the Participation Agreement) as an employee overriding royalty (the “Employee Overriding Royalty”). Immediately prior to the closing of the acquisition of the Company contemplated by Recital B. (above) (the “Closing”), and as further identified in Exhibit A attached hereto, the Company shall (i) pay to Employee the percentage of the earnings from the Employee Overriding Royalty that have been accrued by the Company as of the Closing (the “Accrued ORRI Earnings”), in the amount identified in Exhibit A, and (ii) assign to Employee the split and percentage amounts of the Employee Overriding Royalty identified in Exhibit A (the “ORRI Assignment”) and pursuant to the Assignment of Overriding Royalty attached hereto as Exhibit B. Except as described otherwise in this Agreement, in the event the Closing does not occur during the term of this Agreement, the Accrued ORRI Earnings shall not be paid to Employee and the Employee shall not receive the ORRI Assignment, but instead the Accrued ORRI Earnings and ORRI Assignment shall be re-allocated in the sole discretion of the Company’s board of directors.
     4. Attorney Fees, Costs and Expenses. The Company shall reimburse Employee for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder, provided such action is not decided in favor of the Company.
     5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Annual Compensation. “Annual Compensation” means an amount equal to twelve times the Employee’s salary with the Company for the last full month preceding the Change of Control.
          (b) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee that constitutes gross misconduct and that is injurious to the Company, or (iv) for a period of not less than thirty (30) days following delivery to the Employee of a written demand for performance from the Company that describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company that are demonstrably willful and deliberate on the Employee’s part. Any dismissal for Cause in accordance with subsection (iv) of this Section 5(b) must be approved by the Company’s Board of Directors prior to the dismissal date.

          (c) Change Of Control. “Change of Control” means (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent of the outstanding securities of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, (iv) a complete liquidation or dissolution of the Company, or (v) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.
          (d) Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (e) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities or change in Employee’s title relative to Employee’s current employment position; (ii) a material reduction by the Company in the base salary or target bonus, if any, of the Employee as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (iv) the relocation of the Employee to a facility or a location more than one hundred (100) miles from the Employee’s then present location, without the Employee’s express written consent; (v) any purported termination of the Employee by the Company that is not effected for Cause, or any purported termination for which the grounds relied upon are not valid; (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6(a) below; or (vii) any act or set of facts or circumstances that would, under Colorado case law or statute constitute a constructive termination of the Employee. Notwithstanding this paragraph (e), a termination described subparagraph (i), (ii), (iii), (vi), or (vii) shall be considered an involuntary termination only if the Employee has provided notice to the Company of the existence of the condition described within a period of 90 days of the initial existence of the condition and the Company is provided a period of 30 days during which it may remedy the condition and not pay the Severance Payment provided for in Section 3(a) of this Agreement.

          (f) Specified Employee. “Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code, without regard to paragraph 5 thereof) of the Company if any stock of the Company (or any entity with which the Company would be considered a single employer under section 414(b) or 414(c) of the Code) is publicly traded on an established securities market or otherwise or such other definition as may be set forth in Section 409A of the Code.
          (g) Termination Date. “Termination Date” shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by the Company for any other reason, the date on which a notice of termination is given, or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.
     6. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     7. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          (b) Notice Of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.
     8. Release and Waiver. In exchange for the Severance Payments and Accrued ORRI Earnings payment described above, the Employee hereby releases and forever discharges the Company, its affiliates and any subsidiary companies (collectively, the “Companies”) and their former or current directors, officers, employees, members, agents, successors, predecessors, subsidiaries, affiliates, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injuries and actions, in law or equity, which Employee or his heirs, successors, executors, or other representatives ever had, now have, or may have by reason of any act, omission, matter, cause or thing through the date Employee signs this Agreement (“Released Claims”); provided, however, that Released Claims do not include any charges, claims, damages, injuries or actions, in law or equity, which Employee or his heirs, successors, executors, or other representatives may have arising out of this Agreement. The Released Claims include, but are not limited to, any claims for wages, back or front pay, damages, bonus, stock, stock options, costs, expenses, attorneys’ fees, employee benefits, employee ORRI pool programs, breach of contract or duty, fraud, misrepresentation, defamation, tort, and any claims under any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Fair Labor Standards Act; the Sarbanes-Oxley Act; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which Employee has a non-forfeitable right under any pension benefit plan); the Colorado Anti-Discrimination Act; the Colorado Law on Equal Pay; the Colorado Wage Claim Act; and the Colorado Constitution; and any amendments to any of the foregoing. The Employee understands that this is a general release of all claims, whether known or unknown, that Employee may have against the Released Parties based on any act, omission, matter, case or thing through the date of Employee’s signing this Agreement.
     9. Miscellaneous Provisions.
          (a) No Duty To Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source (except as outlined by Section 3(a)(2)(ii)).
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. This Agreement and any outstanding stock option agreements represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same. Other than the agreements described in the preceding sentence, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
          (d) Choice Of Law. The validity, interpretation, construction and performance of this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Colorado without regard to principles of conflicts of laws.
          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	PYR ENERGY CORPORATION
By:
Title:
Date:

EMPLOYEE
Date:

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